Exhibit 10.3

[Pursuant to Item 601(b)(2)(ii) of Regulation S-K, certain terms to this exhibit have been omitted as they are both not material and of the type that the registrant treats as private or confidential. A copy of unredacted copy of the exhibit will be furnished supplementally to the SEC upon request.]

DATED 20 DAY OF May 2024

BETWEEN

HOMESTOLIFE PTE.LTD.

(Company Registration No.: 198904163Z）

(“Buyer”)

AND

HTL MARKETING PTE. LTD.

(Company Registration No.: 202041459W)

(“Seller”)

THE AMENDED AND RESTATED

PRODUCTS SUPPLY AGREEMENT

THIS AMENDED AND RESTATED PRODUCTS SUPPLY AGREEMENT (THE “AGREEMENT”) is made on the 20 day of May 2024

BETWEEN:

(1)	HOMESTOLIFE PTE. LTD. (Company Registration No:198904163Z), a company incorporated in Singapore and having its registered office at 6 Raffles Boulevard #02-01/02, Marina Square Singapore 039594) (“Buyer”); and

(2)	HTL MARKETING PTE. LTD. (Company. Registration No: 202041459W, a company incorporated in Singapore and having its registered office at 229 Mountbatten Road, #03-44-45, Mountbatten Square Singapore 398007 (the “Seller”), (collectively, the “Parties” and each, a “Party”).

WHEREAS:

(A)	The Seller is engaged in the business of distributing, supplying, marketing and selling furnitures, case goods and accessories (the “Goods”). The Buyer carries on the business of selling customized furniture solutions, including but not limited to leather upholstered home furniture, case goods and accessories, to customers in Singapore.

(B)	On 4 January 2021, the Parties have entered into a Products Supply Agreement (the “Products Supply Agreement”) whereby the Seller shall sell, and the Buyer shall purchase the Goods for the retail to the Buyer’s customers.

(C)	The Parties wish to amend, restate and supersede the Products Supply Agreement on the terms and conditions set out in this Agreement, and to the extent that the Products Supply Agreement is varied, it is hereby so amended, restated and superseded by this Agreement.

NOW THEREFORE in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged in the parties agree as follows:

1.	Sale and Purchase of Goods

From time to time during the Term of this Agreement, the Seller hereby agrees to supply, and Buyer agrees to purchase, the Goods from the Seller in accordance with the provisions hereof.

2.	Price and Payment

2.1	In consideration of the Seller’s supply of the Goods to the Buyer, the Buyer shall make payment to the Seller for the Goods in accordance with the pricing structure attached hereto as Annex 1 (the “Pricing Structure”).

2.2	The price of the Goods will be reviewed on an annual basis.

2.3	The payment must be denominated in USD or any other currency agreed by both the Seller and the Buyer.

2.4	The Buyer shall pay each invoice issued by the Seller in connection with the supply of Goods within ninety (90) days (other than a Saturday or Sunday) on which commercial banks are open for business in Singapore (“Business Day”) after the receipt of the invoice.

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3.	Exclusivity

During the Term of this Agreement and limited to Singapore only, the Seller shall not engage in any other business nor provide Goods to any other entities or natural person(s) without the prior written consent of the Buyer.

4.	Orders

4.1	The Buyer will place orders with the Seller for the Goods by issuing a purchase order, specifying the quantity, packaging, labeling, any other unique specifications required in any particular case, the required date of delivery and relevant location for delivery.

4.2	All orders made and represented by the Buyer to the Seller shall be deemed to be accepted and confirmed by the Seller and the Seller shall supply the Goods to the Buyer in accordance with the relevant purchase order and the terms of this Agreement.

4.3	For the avoidance of doubt, the Buyer is under no obligation to issue any purchase order, purchase any quantity or quantum of the Goods from the Seller or purchase any goods exclusively from the Seller.

5.	Delivery of Goods

5.1	The Seller shall ensure that the Goods will be delivered in accordance with delivery schedules as directed by the Buyer in the relevant purchase order.

5.2	The Seller shall be responsible for and shall obtain at the Seller’s costs, all necessary import or export licenses, clearances and other legal or regulatory consents necessary for the supply of the Goods to the Buyer.

6.	Contract Administration

6.1	The Seller shall maintain all records of the following documents: -

(a)	Quality audits and monitors; and

(b)	Purchase Order Process Flow and Manufacturing Process Flow as set out in Annex 2.

The above-mentioned records which are kept by Seller shall be made accessible to the Buyer upon request.

6.2	The ownership of all documents related to this Agreement prepared and kept by the Buyer belongs to the Seller. If this Agreement is terminated or ended, the Buyer shall deliver the original documents to the Seller within three (3) days for safekeeping and destroy all copies, electronic materials and any other documents.

7.	Specifications, Quality and Claims

7.1	The Seller shall ensure that the specifications and quality standards of the Goods adheres to the requirements as directed by the Buyer.

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7.2	The Seller shall indemnify the Buyer against any and all losses, damages, costs (including legal costs), expenses, actions, claims, demands, proceedings and other liabilities whatsoever on a full indemnity basis whether arising in contract, tort (including negligence) or under any statute or otherwise (the “Liabilities”) arising out of or in connection with claims brought by the Buyer’s customers in relation to any defects and/or delivery delays for the Goods. The Seller will not raise any objections in indemnifying the Buyer.

8.	Term and Early Termination

8.1	This Agreement shall be effective for a 20 year term (the “Term”) commencing from 4 January 2021 (the “Commencement Date”) , and shall be automatically renewed on the same terms and conditions set out herein, unless otherwise agreed in writing between the Parties, for further successive periods of 20 years, unless either Party gives prior written notice of non- renewal to the other Party 30 days in advance of the expiry of the Term.

8.2	This Agreement shall be immediately terminated by the Buyer by giving written notice to the Seller if any of the following circumstances shall occur:-

(a)	the Seller ceases or threatens to cease trading or enters into liquidation (voluntary or involuntary) or has a judicial manager, administrator, receiver or such similar officer appointed over any of its assets or has entered into any composition or arrangement for the benefit of creditors or becomes insolvent or fails to comply forthwith with any judgment made against it during the performance of this Agreement;

(b)	the Seller undergoes a change of control where it comes under the direct or indirect control of any third party entity , unless such change of control has been consented to in writing by the Buyer;

(c)	it is or it becomes unlawful for a Party to perform or comply with any one or more of its material obligations under this Agreement; or

(d)	the Seller is in breach of any term of this Agreement and such breach, if capable of remedy, is not remedied within thirty (30) days after receipt of notification thereof from the Buyer and neither a failure nor a delay on the part of the Buyer in sending a notice shall operate as a waiver thereof, nor shall it preclude the exercise of any right, power or privilege by the Buyer, without bearing any losses incurred by the Seller.

9.	Compliance with Laws

Both Parties shall comply with all applicable laws, regulations, governmental policies and guidelines.

10.	Representations and Warranties

The Seller represents and warrants to the Buyer that:-

(a)	by entering into this Agreement, it does not and will not contravene or breach its obligation(s) and/or covenant(s) under any agreement(s) that the Buyer has entered into with any third-party prior to the Commencement;

(b)	the Goods shall in every aspect, conform to the specifications and any description or sample the Seller has provided to the Buyer;

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(c)	the Seller shall promptly notify the Buyer (as soon as it becomes aware) of any expected delay in the delivery of the Goods;

(d)	the Goods shall be of satisfactory quality and meeting all relevant industry standards and satisfactory to the Buyer in terms of appearance, finish, safety and durability;

(e)	the Seller has the right to supply the Goods to the Buyer, free from all liens, claims, encumbrances and other restrictions whatsoever; and

(f)	the Seller has obtained and maintained all permits, licenses, consents and releases, including export licenses and permits from the relevant governmental departments for the purposes of fulfilling all of its obligations under this Agreement.

11.	Notice

11.1	Any notice to be given under this Agreement shall be in writing and may be given to the relevant Party at its address or e-mail address set out below, or to such other address or e-mail address as such Party may have notified to the other Parties for the purposes of this Agreement:

Buyer	:	HomesToLife Pte.Ltd.

Company registration NO.	:	198904163Z
registered address	:	6 RAFFLES BOULEVARD #02-01/02 MARINA SQUARE SINGAPORE (039594)
ATTENTION	:	Phua Mei Ming

SELLER	:	HTL Marketing Pte. Ltd.

Company registration NO.:	:	202041459W
registered address	:	229 MOUNTBATTEN ROAD, #01-01, MOUNTBATTEN SQUARE, SINGAPORE
ATTENTION	:	Phua Yong Pin

11.2	Any such notice or communication shall be deemed to have been served:

(a)	if delivered by hand, at the time of delivery;

(b)	if posted by prepaid ordinary mail, at the expiration of three (3) Business Days after the envelope containing the same shall have been put into the post;

(c)	if sent by courier, at the expiration of two (2) Business Days after the package containing the same shall have been received by the relevant courier company; or

(d)	if sent by email, upon the receipt by the sender of the confirmation note indicating that the email message has been sent in full to the recipient’s email address, or such other similar medium of receipt, provided always that in the event neither a response or confirmation email is received by the sender from the recipient within one (1) Business Day from the date of sending of the relevant email, the sender shall serve the notice or communication enclosed in the email via any other method set out in this Clause 11.2, in proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the email confirmation note indicates that the transmission was successful, or the package as the case may be containing such notice or document was properly addressed and sent to the relevant courier company.

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12.	Confidential Information

12.1	Save as otherwise provided herein and except for the purposes of providing the Services, each Party undertakes to the other Party that it shall (and shall procure that its directors, officers, employees, agents, representatives and any other person acting on its behalf (each a “Representative” collectively, the “Representatives”) shall) keep confidential and at all times not disclose publicly or to any third party without the prior written consent of the other Party the existence and subject matter of this Agreement and all other agreements entered into pursuant to this Agreement, the substance of any negotiations between the Parties relating to this Agreement and any other information received or obtained as a resulting of or in connection with entering into this Agreement (and any such other agreements) (collectively, the “Confidential Information”), unless and to the extent that:

(a)	the disclosure is required by law, any governmental or regulatory body or any recognised stock exchange on which the shares of either Party are listed;

(b)	the disclosure is required for the purpose of any legal proceedings arising out of this Agreement or any other agreement entered into pursuant to this Agreement;

(c)	the disclosure is made to the Representatives of the Parties for the purpose of this Agreement or for a purpose connected or related to the operation of this Agreement, on the condition that each Representative receiving the information agrees to comply with the provisions of this Clause 12.1 in respect of such information as if it were a party to this Agreement;

(d)	the information is or becomes publicly available (other than as a result of a breach of this Agreement and any other agreement entered into pursuant to this Agreement);

(e)	the other Party has given prior written approval to the disclosure; or

(f)	the information is independently developed by the recipient or is lawfully in its possession prior to the disclosure to it of the information,

provided that prior to disclosure of any information pursuant to Clause 12.1(a), the disclosing Party shall, to the extent permitted by law, promptly notify the non-disclosing Party of such requirement.

12.2	The obligations contained in this Clause 12 shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

12.3	The Parties acknowledge and agree that, in addition and without prejudice to any rights or remedies any Party may have, damages may not be an adequate compensation for a breach of this Clause 12 and any Party shall be entitled to seek equitable relief (including without limitation, specific performance and injunctions) for any breach or threatened breach of this Clause 12.

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13.	Miscellaneous

13.1	The Seller shall at all times be regarded as an independent contractor of the Buyer. Nothing herein shall constitute or be construed to be or to create any employment, agency, partnership or joint venture between the Seller and the Buyer.

13.2	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

13.3	This Agreement and the terms herein embody all the terms and conditions agreed between the Parties hereto. This Agreement supersedes and cancels all prior oral or written agreements, memoranda, understandings, undertakings, representations and warranties between the Parties relating to the subject matter of this Agreement, including but not limited to all earlier agreements relating to or in connection with the matters dealt with herein.

13.4	This Agreement may be executed by the Parties in any number of counterparts, each of which is an original but all of which together constitute one and the same instrument. Any Party may enter into this Agreement by executing any such counterpart.

13.5	No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party hereto. The expression “variation” shall include any amendment, supplement, deletion or replacement however effected. Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties hereto under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

13.6	No Party shall (nor shall purport to) assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it in whole or in part without prior written consent by the other Party.

13.7	The various provisions in this Agreement are severable and if any provision or identifiable part is held or found to be invalid or otherwise unenforceable, it shall be deemed to be severed from the provision, but the remainder of the provision shall remain in full force and effect.

13.8	The Contracts (Rights of Third Parties) Act 2001 of Singapore shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement (whether or not such person shall be named, referred to, or otherwise identified, or form part of a class of persons so named, referred to or identified in this Agreement) shall have no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of this Agreement in his own name.

13.9	This Agreement shall be governed by and construed in accordance with the laws of Singapore.

13.10	In the event of any dispute, controversy, difference, conflict or claim arising out of or relating to this Agreement or its performance, including without any limitation any question regarding its existence, validity, or a claim for unlawful act under applicable laws (“Dispute”), the Parties agree to attempt, for a period of thirty (30) calendar days after the receipt by a Party of a notice from any other Party(ies) of the existence of the Dispute (“Settlement Period”), to settle the Dispute by amicable settlement between the Parties.

13.11	In the event that the Dispute cannot be settled by an amicable settlement within the Settlement Period the Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Singapore for any Disputes arising in connection with this Agreement.

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IN WITNESS WHEREOF the Parties have set their hand on the date first above written.

Signed for and on behalf of	)
HOMESTOLIFE PTE.LTD.	)
(Company Registration No.198904163Z）	)
by its authorized signatory	)
in the presence of:-)		/s/ Phua Yong Pin
Name: Phua Yong Pin
Designation: Director

/s/ Han Lijuan
Witness Name: Han Lijuan
NRIC/ Passport No: [***]

Signed for an on behalf of	)
HTL MARKETING PTE LTD.	)
(Company Registration No. 202041459W))
by its authorized signatory	)
in the presence of:-)		/s/ Phua Mei Ming
Name: Phua Mei Ming
Designation: Director

/s/ Chew Kwang Yong
Witness Name: Chew Kwang Yong
NRIC/ Passport No: [***]

Annex 1

Pricing Structure

Determination of Prices:

The determination of prices should be based on the formula stated below:

Price of Goods = Purchase Cost + Profit Margin

The Parties intend to review the Profit Margin on a annual basis and shall confirm for each calendar year, as set out in Clause 2.2, whether there shall be any amendment to the Profit Margin as may appropriate under the circumstances of such subsequent calendar year.

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Annex 2

Purchase Order Process Flow